Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
	)	Case No. 07-10887(KG) and
	)	07-10888(KG)
EXAERIS, INC., et al.[1] ,	)
	)	Jointly Administered
)
Debtors.	)	Re D.I. 6

INTERIM ORDER: (I) TO AUTHORIZE SECURED POSTPETITION FINANCING;
(II) TO GRANT A SUPER-PRIORITY ADMINISTRATIVE CLAIM AND
POSTPETITION LIENS; AND (III) TO SCHEDULING A FINAL HEARING

This matter having been brought before the Court by Exaeris, Inc. et al. (the “Debtors”) seeking an interim order (the “Interim Order”) pursuant to, inter alia, sections 105, 362, and 364 of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 4001-2 of the Local Rules of this Court (the “Local Rules): (i) to authorize the Debtors to obtain postpetition financing; (ii) to grant a super-priority administrative claim and postpetition liens; and (iii) to schedule a final hearing (the “Motion”); and the Court having determined that the relief sought in the Motion is in the best interests of the Debtors’ estates, all creditors and parties in interest; and the Court having determined that the legal and factual bases set forth in the Motion and at any hearing establish just cause for the relief granted herein; it is hereby FOUND THAT:
A. On July 2, 2007 (the “Petition Date”), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. A motion has been filed seeking joint administration of the Debtors’ cases for procedural purposes.

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1 The Debtors in this case are Exaeris, Inc. and Inyx USA, Ltd.

B. This Court has jurisdiction over this Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A). Venue of these cases and this Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.
C. The Debtors are unable to obtain credit or to incur debt otherwise than as hereinafter ordered.
D. Adequate notice of the Motion and the hearing with respect thereto has been given pursuant to Bankruptcy Rules 2002 and 4001 and Local Rule 4001-2.
E. Good and sufficient cause has been shown to justify the granting of the relief requested herein; and it is hereby
ORDERED THAT
1. The Debtors are authorized and directed to execute and comply with all reasonable documents, if any, as may be necessary or appropriate to evidence and effectuate the terms and conditions of the DIP Financing with Jack Kachkar.
2. To the extent no documentation is executed among the parties, this Interim Order, and any final order of the Court if so entered, shall constitute complete evidence of the DIP Financing for any and all purposes, including those arising under state or federal law.
3. The Debtors are hereby authorized to use the proceeds of the DIP Financing (i.e., up to $2.1 million at the discretion of Jack Kachkar, with interest accruing at 9.5% per annum on amounts actually advanced) until further order of the Court. Jack Kachkar has represented that he will advance $750,000 (to be wired in accordance with the Court’s direction at the hearing on or before July 13, 2007) and the remainder (i.e., $1.35 million) by wire transfer to Debtors’ counsel’s escrow account on or before July 18, 2007. Failure to do so will result in the appointment of a Chapter 11 Trustee.

4. The rights granted to Jack Kachkar under this Interim Order, including any liens and/or any administrative priority claims granted herein, shall survive the expiration of this Interim Order.
5. As a condition for the Debtors’ use of the DIP Financing, the Debtors are authorized to grant and by this Interim Order shall be deemed to have granted to Jack Kachkar, liens upon all unencumbered property of the Debtors’ estates not subject to prior valid, perfected first priority security interests of any party, including those of Westernbank Puerto Rico.
6. In addition, the Debtor is authorized to and hereby does grant to Jack Kachkar a superpriority, administrative claim pursuant to Section 364(c)(1) of the Bankruptcy Code.
7. As a further condition for the Debtors’ use of the DIP Financing, the Debtors are authorized to grant and by this Interim Order shall be deemed to have granted to Jack Kachkar, liens upon all post-Petition Date property of the Debtors, not including any causes of action arising under chapter 5 of the Bankruptcy Code or proceeds thereof.
8. The provisions of this Interim Order shall be binding upon the Debtors, Jack Kachkar, any creditors of the Debtors and any party in interest and their respective affiliates, successors, and assigns, including but without limitation, any subsequently appointed Trustee under chapter 7 or chapter 11 of the Bankruptcy Code. The terms and provisions of this Interim Order as well as the priorities, liens, and security interests created hereunder shall continue in this or any superseding case under the Bankruptcy Code, and those liens and security interests shall maintain their priority as provided by this Interim Order until satisfied and discharged.
9. Upon the payment in full of all obligations owed to Jack Kachkar as lender under the DIP Financing, the Debtors shall be released from any and all obligations, liabilities or responsibilities arising in connection with or related to this Interim Order.

10. On or before the third business day following entry of this Interim Order, the Debtors shall mail copies of a notice of entry of this Interim Order, together with a copy of this Interim Order and a copy of the Motion, to the parties having been given notice of this Motion and the interim hearing held thereon, to any party that has filed prior to such date a request for notices with this Court and to counsel for any committee appointed by the United States Trustee. The notice of entry of this Interim Order shall state that any party in interest objecting to the DIP Financing shall file written objections with the United States Bankruptcy Court Clerk for the District of Delaware on a date and at a time to be scheduled. Objections shall be served so that same are received on or before said date and time by: (a) Fox Rothschild LLP, Anthony M. Saccullo, Esquire, 919 N. Market Street, Suite 1300, P.O. Box 2323, Wilmington, DE 19899-2323, and Michael G. Menkowitz, Esquire, 2000 Market Street, Tenth Floor, Philadelphia, PA 19103; and (b) the Office of the United States Trustee. Any objections by creditors or any other parties in interest to any of the provisions of the DIP Financing among the Debtors and Jack Kachkar shall be deemed waived unless filed and received in accordance with the foregoing.
11. A final hearing on the Motion and the DIP Financing will be held on a date to be scheduled.
Dated:  July 11, 2007

/s/ Kevin Gross
The Honorable Kevin Gross
United States Bankruptcy Judge